Exhibit 99.1

Joe’s Jeans Reports 2008 Second Quarter Results

LOS ANGELES, July 15, 2008 – Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the second quarter ended May 31, 2008.  Highlights were:

•                  Net sales improved 18% to $18.0 million compared to $15.2 million in the second quarter a year ago.

•                  Sequential gross margin improvement to 47% during the second quarter, a 2 percentage point improvement over 45% in the first quarter of 2008.

•                  A record quarter of profitability with net income of $2.0 million, or $0.03 per share, compared to $422,000, or $0.01 per share in the second quarter a year ago.

•                  Announcement of the first full-price Joe’s® retail store to be located in the Bucktown neighborhood of Chicago.

Marc Crossman, President and Chief Executive Officer, commented, “We are very pleased to be reporting $18.0 million in sales and record net income of $2.0 million during the quarter.  These results reflect continued sales growth and gross margin improvement driven by improved performance across all of our business segments, including women’s, men’s, international and kid’s, and from our sourcing capabilities.  Additionally, we announced the signing of our first full-price retail store during the quarter to be located in the Bucktown neighborhood in Chicago with a planned opening in October.  We are extremely excited about the progress we made this quarter across all aspects of our business and we look forward to capitalizing on the opportunities we see for continued growth during the remainder of 2008 and into 2009.”

For the second quarter ended May 31, 2008, net sales improved to $18.0 million from $15.2 million in the second quarter ended May 26, 2007, an 18% increase.  Gross margins during the second quarter of 2008 were 47%.  SG&A during the second quarter ended May 31, 2008 was $6.0 million compared to $6.6 million in the second quarter of 2007, a 9% decrease primarily due to a one-time non-cash charge of $1.5 million taken in the second quarter of 2007 in connection with the Company’s dissolution of its former international distribution agreement.  Excluding this one-time charge, SG&A during the second quarter of 2008 increased 18% over the second quarter of 2007, primarily due to: higher headcount to support the Company’s continued growth and its retail initiatives; increased distribution and shipment costs as a result of higher sales volume over the prior year period; increased sample costs in connection with the development of a full collection; and, an increase in stock-based compensation expense relating to the issuance of restricted common stock and restricted stock units issued during the fourth quarter of 2007 and the first quarter of 2008.  The Company generated net income of $2.0 million, or $0.03 per share, during the second quarter of 2008 compared to net income of $422,000, or $0.01 per share, during the second quarter of 2007.

The Company will host a conference call to discuss its 2008 second quarter results today, July 15, 2008, beginning at 4:30 pm ET.  To access the live call, please dial (800) 901-5231 (U.S.) or (617) 786-2961 (International).  The conference ID number and participant passcode is 62603181 and is entitled the “Q2 2008 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time today until 11:59 PM Eastern Time on July 29, 2008 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 32415799.  In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks.  More information is available at the company website at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward- looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, both domestically and internationally, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace, including our ability to transition to a lifestyle brand, our belief in our growth strategy, and our ability to implement our retail strategy.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Joe’s Jeans Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Joe’s® brand; successful implementation of the Company’s retail strategy; the ability of the Company to continue to improve its gross margins;  the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Dustin A. Huffine

323-837-3727

	Consolidated Statements of Operations
	(in thousands, except per share data)
	Three months ended
	May 31, 2008	May 26, 2007

Net sales	$17,955	$15,171
Cost of goods sold	9,517	7,822
Gross profit	8,438	7,349

Selling, general & administrative	5,968	6,605
Depreciation & amortization	87	87
Income from operations	2,383	657
Interest expense	(167)	(202)
Other income (expense)	—	(28)
Income before provision for taxes	2,216	427

Income taxes	201	5

Net income	$2,015	$422

Earnings per common share - basic	$0.03	$0.01

Earnings per common share - diluted	$0.03	$0.01

Weighted average shares outstanding
Basic	59,342	41,227
Diluted	59,583	43,365